Exhibit 1

AMENDED AND RESTATED

JOINT FILING AGREEMENT

This Amended and Restated Joint Filing Agreement (the “Agreement”) amends and restates in its entirety the Joint Filing Agreement among certain of the parties hereto dated January 21, 2016.

In accordance with Rule 13d-1(k) and Rule 16a-3(j) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing on behalf of each of them, or any combination thereof, of (x) one or more statements on Schedule 13D or 13G, as applicable (including any required amendments thereto), (y) one or more statements on Forms 3, 4 or 5, respectively, in each case with respect to the Common Shares of TCP International Holdings Ltd. beneficially owned by each of the undersigned and (ii) that this Agreement be included as an Exhibit to such joint filing, as may be required.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of December 2017.

ELLIS YAN
By: Ira Kaplan, Attorney-in-Fact for Ellis Yan

/s/ Ira Kaplan, Attorney-in-Fact for Ellis Yan

ZHAOLING YAN
By: Ira Kaplan, Attorney-in-Fact for Zhaoling Yan

/s/ Ira Kaplan, Attorney-in-Fact for Zhaoling Yan

DAVID YAN’S TRUST DATED 6/16/14
By: Ira Kaplan, Attorney-in-Fact for David Yan’s Trust

/s/ Ira Kaplan, Attorney-in-Fact for David Yan’s Trust

CHERRY PLUS LIMITED
By: Ira Kaplan, Attorney-in-Fact for Cherry Plus Limited

/s/ Ira Kaplan, Attorney-in-Fact for Cherry Plus Limited

LILLIAN YAN IRREVOCABLE STOCK TRUST
By: Ira Kaplan, Attorney-in-Fact for Lillian Yan Irrevocable Stock Trust

/s/ Ira Kaplan, Attorney-in-Fact for Lillian Yan Irrevocable Stock Trust